UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2008

Limited Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8344		31-1029810
(Commission File Number)		(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH		43230
(Address of Principal Executive Offices)		(Zip Code)

(614) 415-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)   Effective June 2, 2008, Limited Brands, Inc. (the “Company”) entered into an employment agreement with Mr. Martyn Redgrave, the Company’s Executive Vice President-Chief Administrative Officer.  This employment supersedes the previous employment agreement the Company and Mr. Redgrave entered into as of January 17, 2005.  The new employment agreement, a copy of which is attached as Exhibit 10.1 to this current report, contains the following material terms and conditions:

•	The term of Mr. Redgrave’s employment agreement is four years, with automatic one-year extensions thereafter unless either party gives written notice to the contrary.

•
Mr. Redgrave’s employment agreement provides for an annual base salary of $1,040,000.  Mr. Redgrave will also be entitled to participate in the Company’s employee benefit plans on the same basis and terms as applicable to the Company’s other senior executives; provided, however, that the Company will recommend to the Company’s Compensation Committee that Mr. Redgrave be awarded annual equity-based grants with a value of 1.5 times Mr. Redgrave’s base salary.  Mr. Redgrave will have an annual cash bonus target opportunity of 130% of his base salary.

•	Under the new employment agreement, Mr. Redgrave will continue to be entitled to the benefits of his January 13, 2005 Offer Letter, except as modified by the new employment agreement.

•
Mr. Redgrave’s employment agreement also provides that, if the Company terminates his employment without “cause,” or if he terminates his employment for “good reason” (each as defined in the employment agreement), he will continue to receive his base salary for one year after the termination date; provided that if Mr. Redgrave agrees to execute a general release of the Company, he will also be entitled to (i) receive an additional year of salary continuation, (ii) the incentive compensation that he would have otherwise received had he been employed by the Company during the one-year period beginning on his employment termination date, (iii) pro-rata vesting of his performance-based restricted shares (to the extent applicable performance goals are attained), (iv) pro-rata vesting of all other restricted shares held by him, and (v) continued medical and dental benefits for up to 18 months following such termination.

•
Mr. Redgrave’s employment agreement also provides that if his employment is terminated by the Company’s determination not to extend the employment agreement terms as described above, he will continue to receive his base salary for one year after the termination; and provided that if he agrees to execute a general release of the Company, he will also be entitled to receive the compensation described in clauses (i), (ii) and (v) above.

•
In the event that in connection with a “change in control” of the Company (as defined in the employment agreement) his employment is terminated either by the Company without cause or by him for good reason, subject to his execution of a general release Mr. Redgrave would be entitled to a lump severance benefit equal to two times his base salary and an amount equal to the sum of his four semi-annual bonus payouts he received under the Company’s incentive compensation performance plan, together with a pro rata amount for the incentive compensation period in which his employment terminated, based on the average of such four semi-annual bonus payouts, and continued medical and dental benefits for up to 18 months.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement effective as of June 2, 2008 between Limited Brands, Inc. and Martyn Redgrave.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMITED BRANDS, INC.

	By:	/s/ Douglas L. Williams
Name: Douglas L. Williams
Date: June 6, 2008	Title: Senior Vice President and General Counsel